CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

Moog Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, $1.00 par value per share	Other (2)	2,500,000 shares (3)	132.22 (2)	$330,550,000	$ 147.60 per $ 1,000,000	$48,789.18
Total Offering Amounts					$330,550,000		$48,789.18
Total Fee Offsets							$—
Net Fee Due							$48,789.18

(1) This Registration Statement also registers any additional securities of the Registrant that become issuable under the Registrant’s Moog Inc. Retirement Savings Plan, as amended and restated effective October 1, 2016 (the “Plan”) upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class B common stock, par value $1.00 per share (“Class B Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Registrant’s Class B Common Stock in the “when-issued” trading market as reported on The New York Stock Exchange on November 6, 2023, which is within 5 business days of this filing.

(3) This Registration Statement registers 2,500,000 shares of Class B Common Stock issuable under the Plan.